UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                               (Amendment No. __)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                  ICAGEN, INC.
                                  ------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    45104P104
                                    ---------
                                 (CUSIP Number)


                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)

         |X|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  45104P104                                          Page 2 of 19 Pages



--------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of
        Above Persons

         Alta Partners
--------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group               (a)
                                                                     (b) X

--------------------------------------------------------------------------------
  (3)    SEC Use Only


--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
--------------------------------------------------------------------------------
                             Please see Attachment A

Number Of Shares        (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting       (6)      Shared Voting Power       2,135,001
Person With
                        (7)      Sole Dispositive Power    -0-

                        (8)      Shared Dispositive Power  2,135,001

--------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

          2,135,001             Please see Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         9.7%                   Please see Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  45104P104 .                                        Page 3 of 19 Pages



--------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of
        Above Persons

         Alta BioPharma Partners,  L.P.
--------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group               (a)
                                                                     (b) X

--------------------------------------------------------------------------------
  (3)    SEC Use Only


--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
                             Please see Attachment A

Number Of Shares        (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting       (6)      Shared Voting Power       2,135,001
Person With
                        (7)      Sole Dispositive Power    -0-

                        (8)      Shared Dispositive Power  2,135,001

--------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

          2,135,001             Please see Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

          9.7%                  Please see Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
--------------------------------------------------------------------------------

CUSIP No.  45104P104                                          Page 4 of 19 Pages



--------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of
        Above Persons

         Alta BioPharma Management, LLC
--------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group               (a)
                                                                     (b) X

--------------------------------------------------------------------------------
  (3)    SEC Use Only


--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
                             Please see Attachment A

Number Of Shares        (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting       (6)      Shared Voting Power       2,135,001
Person With
                        (7)      Sole Dispositive Power    -0-

                        (8)      Shared Dispositive Power  2,135,001

--------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         2,135,001              Please see Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         9.7%                   Please see Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  CO
--------------------------------------------------------------------------------

CUSIP No.  45104P104                                          Page 5 of 19 Pages



--------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of
        Above Persons

         Alta/Chase BioPharma Management, LLC
--------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group               (a)
                                                                     (b) X

--------------------------------------------------------------------------------
  (3)    SEC Use Only


--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
                             Please see Attachment A

Number Of Shares        (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting       (6)      Shared Voting Power       2,135,001
Person With
                        (7)      Sole Dispositive Power    -0-

                        (8)      Shared Dispositive Power  2,135,001

--------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         2,135,001              Please see Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         9.7%                   Please see Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  CO
--------------------------------------------------------------------------------

CUSIP No.  45104P104                                          Page 6 of 19 Pages



--------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of
        Above Persons

         ICAgen Chase Partners (Alta Bio), LLC
--------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group               (a)
                                                                     (b) X

--------------------------------------------------------------------------------
  (3)    SEC Use Only


--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
                             Please see Attachment A

Number Of Shares        (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting       (6)      Shared Voting Power       2,135,001
Person With
                        (7)      Sole Dispositive Power    -0-

                        (8)      Shared Dispositive Power  2,135,001

--------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         2,135,001              Please see Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         9.7%                   Please see Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  CO
--------------------------------------------------------------------------------

CUSIP No.  45104P104                                          Page 7 of 19 Pages



--------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of
        Above Persons

         Alta Embarcadero BioPharma Partners, LLC
--------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group               (a)
                                                                     (b) X

--------------------------------------------------------------------------------
  (3)    SEC Use Only


--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
--------------------------------------------------------------------------------
                             Please see Attachment A

Number Of Shares        (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting       (6)      Shared Voting Power       2,135,001
Person With
                        (7)      Sole Dispositive Power    -0-

                        (8)      Shared Dispositive Power  2,135,001

--------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         2,135,001              Please see Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         9.7%                   Please see Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  CO
--------------------------------------------------------------------------------

CUSIP No.  45104P104                                          Page 8 of 19 Pages



--------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of
        Above Persons

         Jean Deleage
--------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group               (a)
                                                                     (b) X

--------------------------------------------------------------------------------
  (3)    SEC Use Only


--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
                             Please see Attachment A

Number Of Shares        (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting       (6)      Shared Voting Power       2,135,001
Person With
                        (7)      Sole Dispositive Power    -0-

                        (8)      Shared Dispositive Power  2,135,001

--------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         2,135,001              Please see Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         9.7%                   Please see Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  45104P104                                          Page 9 of 19 Pages



--------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of
        Above Persons

         Garrett Gruener
--------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group               (a)
                                                                     (b) X

--------------------------------------------------------------------------------
  (3)    SEC Use Only


--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
                             Please see Attachment A

Number Of Shares        (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting       (6)      Shared Voting Power       2,135,001
Person With
                        (7)      Sole Dispositive Power    -0-

                        (8)      Shared Dispositive Power  2,135,001

--------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         2,135,001              Please see Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         9.7%                   Please see Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  45104P104                                         Page 10 of 19 Pages



--------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of
        Above Persons

         Daniel Janney
--------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group               (a)
                                                                     (b) X

--------------------------------------------------------------------------------
  (3)    SEC Use Only


--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
                             Please see Attachment A

Number Of Shares        (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting       (6)      Shared Voting Power       2,084,982
Person With
                        (7)      Sole Dispositive Power    -0-

                        (8)      Shared Dispositive Power  2,084,982

--------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         2,084,982              Please see Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         9.5%                   Please see Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  45104P104                                         Page 11 of 19 Pages



--------------------------------------------------------------------------------
 (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of
        Above Persons

         Alix Marduel
--------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group               (a)
                                                                     (b) X

--------------------------------------------------------------------------------
  (3)    SEC Use Only


--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
                             Please see Attachment A

Number Of Shares        (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting       (6)      Shared Voting Power       2,084,982
Person With
                        (7)      Sole Dispositive Power    -0-

                        (8)      Shared Dispositive Power  2,084,982

--------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         2,084,982              Please see Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         9.5%                   Please see Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  45104P104                                         Page 12 of 19 Pages



--------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of
        Above Persons

         Guy Nohra
--------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group               (a)
                                                                     (b) X

--------------------------------------------------------------------------------
  (3)    SEC Use Only


--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
                             Please see Attachment A

Number Of Shares        (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting       (6)      Shared Voting Power       2,084,982
Person With
                        (7)      Sole Dispositive Power    -0-

                        (8)      Shared Dispositive Power  2,084,982

--------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         2,084,982              Please see Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         9.5%                   Please see Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                     Item 1.



(a)      Name of Issuer: Icagen, Inc. ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

                  4222 Emperor Blvd., Suite 350
                  Durham, NC  27703


Item 2.

(a)      Name of Person Filing:

         Alta Partners ("AP")
         Alta BioPharma Partners, L.P. ("ABP")
         Alta BioPharma Management, LLC ("ABPM")
         Alta/Chase BioPharma Management, LLC ("ACBPM")
         ICAgen Chase Partners (Alta Bio), LLC ("ICP")
         Alta Embarcadero BioPharma Partners, LLC ("AEBP")
         Jean Deleage ("JD")
         Garrett Gruener ("GG")
         Daniel Janney ("DJ")
         Alix Marduel ("AM")
         Guy Nohra ("GN")

 (b)     Address of Principal Business Office:

         One Embarcadero Center, Suite 4050
         San Francisco, CA  94111

 (c)     Citizenship/Place of Organization:


         Entities:         AP       -       California
                           ABP      -       Delaware
                           ABPM             Delaware
                           ACBPM            Delaware
                           ICP              Delaware
                           AEBP             California

         Individuals:      JD               United States
                           GG               United States
                           DJ               United States
                           AM               United States
                           GN               United States

(d)      Title of Class of Securities:      Common Stock

(e)      CUSIP Number:

Item 3.  Not applicable.

Item 4         Ownership.

                                              Please see Attachment A
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
                                         AP         ABP         ABPM        ACBPM         AEBP
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
(a)     Beneficial Ownership         2,135,001   2,135,001    2,135,001   2,135,001    2,135,001
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
(b)     Percentage of Class             9.7%        9.7%        9.7%         9.7%         9.7%
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
(c)     Sole Voting Power               -0-         -0-          -0-         -0-          -0-
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
        Shared Voting Power          2,135,001   2,135,001    2,135,001   2,135,001    2,135,001
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
        Sole Dispositive Power          -0-         -0-          -0-         -0-          -0-
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
        Shared Dispositive Power     2,135,001   2,135,001    2,135,001   2,135,001    2,135,001
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
------- ---------------------------- ----------- ----------- ------------ ----------- -------------

                                        ICP          JD          GG           DJ           AM
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
(a)     Beneficial Ownership         2,135,001   2,135,001    2,135,001   2,084,982    2,084,982
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
(b)     Percentage of Class             9.7%        9.7%        9.7%         9.5%         9.5%
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
(c)     Sole Voting Power               -0-         -0-          -0-         -0-          -0-
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
        Shared Voting Power          2,135,001   2,135,001    2,135,001   2,084,982    2,084,982
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
        Sole Dispositive Power          -0-         -0-          -0-         -0-          -0-
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
        Shared Dispositive Power     2,135,001   2,135,001    2,135,001   2,084,982    2,084,982
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
------- ---------------------------- ----------- ----------- ------------ ----------- -------------

                                         GN
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
(a)     Beneficial Ownership         2,084,982
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
(b)     Percentage of Class             9.5%
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
(c)     Sole Voting Power               -0-
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
        Shared Voting Power          2,084,982
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
        Sole Dispositive Power          -0-
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
        Shared Dispositive Power     2,084,982
------- ---------------------------- ----------- ----------- ------------ ----------- -------------



Item 5.      Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.      Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.      Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.      Notice of Dissolution of Group

Not applicable.


Item 10.       Certification

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS

A:       Joint Filing Statement

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    February 3, 2006

ALTA PARTNERS                               ALTA BIOPHARMA PARTNERS, L.P.

                                            By:  Alta BioPharma Management, LLC


By:                                         By:
   -----------------------------------         --------------------------------
         Jean Deleage, President               Alix Marduel, Managing Director



ICAgen Chase Partners (Alta Bio), LLC       Alta/Chase BioPharma Management, LLC
By: Alta/Chase BioPharma Management, LLC


By:                                         By:
   -----------------------------------         --------------------------------
         Alix Marduel, Member                   Alix Marduel, Managing Member


ALTA EMBARCADERO BIOPHARMA PARTNERS, LLC     ALTA BIOPHARMA MANAGEMENT, LLC



By:                                         By:
   -----------------------------------         --------------------------------
         Jean Deleage, Member                  Alix Marduel, Managing Director




   -----------------------------------         --------------------------------
         Jean Deleage                                   Guy Nohra



   -----------------------------------         --------------------------------
         Garrett Gruener                             Daniel Janney



   -----------------------------------
          Alix Marduel

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

     We,  the  undersigned,  hereby  express  our  agreement  that the  attached
Schedule 13G is filed on behalf of us.

Date:    February 3, 2006

ALTA PARTNERS                               ALTA BIOPHARMA PARTNERS, L.P.

                                            By:  Alta BioPharma Management, LLC


By:                                         By:
   -----------------------------------         --------------------------------
         Jean Deleage, President               Alix Marduel, Managing Director



ICAgen Chase Partners (Alta Bio), LLC       Alta/Chase BioPharma Management, LLC
By: Alta/Chase BioPharma Management, LLC


By:                                         By:
   -----------------------------------         --------------------------------
         Alix Marduel, Member                   Alix Marduel, Managing Member


ALTA EMBARCADERO BIOPHARMA PARTNERS, LLC     ALTA BIOPHARMA MANAGEMENT, LLC



By:                                         By:
   -----------------------------------         --------------------------------
         Jean Deleage, Member                  Alix Marduel, Managing Director




   -----------------------------------         --------------------------------
         Jean Deleage                                   Guy Nohra



   -----------------------------------         --------------------------------
         Garrett Gruener                             Daniel Janney



   -----------------------------------
          Alix Marduel

                                  Attachment A


Alta Partners provides investment advisory services to several venture capital funds including Alta BioPharma Partners, L.P., ICAgen Chase Partners (Alta Bio), LLC, and Alta Embarcadero BioPharma Partners, LLC. Alta BioPharma Partners, L.P. beneficially owns 1,327,087 shares of Common Stock, ICAgen Chase Partners (Alta
Bio), LLC beneficially owns 757,895 shares of Common Stock, and Alta Embarcadero BioPharma Partners, LLC beneficially owns 50,019 shares Common Stock. The managing directors of Alta BioPharma Partners, L.P., members of ICAgen Chase Partners (Alta Bio), LLC, and members of Alta Embarcadero BioPharma Partners, LLC exercise sole voting and investment powers in respect to the shares owned by such funds.

Certain principals of Alta Partners are managing directors of Alta BioPharma Management, LLC (which is the general partner of Alta BioPharma Partners, L.P.), managing members of Alta/Chase BioPharma Management, LLC (which is the managing member of ICAgen Chase Partners (Alta Bio), LLC), and members of Alta Embarcadero BioPharma Partners, LLC. As managing directors, managing members and members of such entities, they may be deemed to share voting and investment powers over the shares beneficially held by such funds. The principals of Alta Partners disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Alix Marduel, M.D., Director, is a managing director of Alta BioPharma Management, LLC (which is the general partner of Alta BioPharma Partners, L.P.), and a managing member of Alta/Chase BioPharma Management, LLC (which is the managing member of ICAgen Chase Partners (Alta Bio) LLC). Thus she currently shares voting and dispositive powers over the 1,327,087 shares of Common Stock beneficially owned by Alta BioPharma Partners, L.P., and the 757,895 shares of Common Stock beneficially owned by ICAgen Chase Partners (Alta Bio), LLC. She disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of her proportionate pecuniary interests therein.

Mr. Jean Deleage is a managing director of Alta BioPharma Management, LLC (which is the general partner of Alta BioPharma Partners, L.P.), a managing member of Alta/Chase BioPharma Management, LLC (which is the managing member of ICAgen Chase Partners (Alta Bio) LLC), and a member of Alta Embarcadero BioPharma Partners, LLC. Thus he currently shares voting and dispositive powers over the 1,327,087 shares of Common Stock beneficially owned by Alta BioPharma Partners, L.P., the 757,895 shares of Common Stock beneficially owned by ICAgen Chase Partners (Alta Bio), LLC, and the 50,019 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners, LLC. He disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Mr. Daniel Janney is a managing director of Alta BioPharma Management, LLC (which is the general partner of Alta BioPharma Partners, L.P.), and a managing member of Alta/Chase BioPharma Management, LLC (which is the managing member of ICAgen Chase Partners (Alta Bio) LLC). Thus he currently shares voting and dispositive powers over the 1,327,087 shares of Common Stock beneficially owned by Alta BioPharma Partners, L.P., and the 757,895 shares of Common Stock beneficially owned by ICAgen Chase Partners (Alta Bio), LLC. He disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Mr. Guy Nohra is a managing director of Alta BioPharma Management, LLC (which is the general partner of Alta BioPharma Partners, L.P.), and a managing member of Alta/Chase BioPharma Management, LLC (which is the managing member of ICAgen Chase Partners (Alta Bio) LLC). Thus he currently shares voting and dispositive powers over the 1,327,087 shares of Common Stock beneficially owned by Alta BioPharma Partners, L.P., and the 757,895 shares of Common Stock beneficially owned by ICAgen Chase Partners (Alta Bio), LLC. He disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Mr. Garrett Gruener is a managing director of Alta BioPharma Management, LLC (which is the general partner of Alta BioPharma Partners, L.P.), a managing member of Alta/Chase BioPharma Management, LLC (which is the managing member of ICAgen Chase Partners (Alta Bio) LLC), and a member of Alta Embarcadero BioPharma Partners, LLC. Thus he currently shares voting and dispositive powers over the 1,327,087 shares of Common Stock beneficially owned by Alta BioPharma Partners, L.P., the 757,895 shares of Common Stock beneficially owned by ICAgen Chase Partners (Alta Bio), LLC, and the 50,019 shares of Common Stock beneficially owned by Alta Attachment A (continued)

Embarcadero  BioPharma Partners,  LLC. He disclaims  beneficial ownership of all
such  shares  held  by  the  foregoing   funds  except  to  the  extent  of  his
proportionate pecuniary interests therein.

Alta Partners is a venture  capital firm with an office in San  Francisco.  Alta
Partners is a California Corporation. Alta BioPharma Partners, L.P. is a Delaware Limited Partnership, Alta BioPharma Management, LLC is a Delaware
Limited Liability Company, Alta/Chase BioPharma Management, LLC is a Delaware Limited Liability Company, ICAgen Chase Partners (Alta Bio), LLC is a Delaware Limited Liability Company, and Alta Embarcadero BioPharma Partners, LLC is a California Limited Liability Company.